EXHIBIT 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
LightPath Technologies, Inc.

We consent to incorporation by reference in the registration statements (No.'s 333-41705, 333-92017, 333-96083, 333-50976 and 333-50974) on Form S-8 and (No.'s
333-37443, 333-39641, 333-93179, 333-37622, 333-47992 and 333-51474) on Form S-3
of LightPath Technologies, Inc. of our report dated August 2, 2002, relating to the consolidated balance sheets of LightPath Technologies, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of LightPath Technologies, Inc.


                                        KPMG LLP


Albuquerque, New Mexico
August 29, 2002